Exhibit 10.2

[English Translation]

LEASE AGREEMENT

June 4, 2021

Lessor	Sky Logis Private Real Estate Investment Company
Lessee	Qxpress Inc. (The name of Qxpress Inc. has since changed to Tracx Logis Korea Co., Ltd.)

OVERVIEW OF THE LEASE AGREEMENT TERMS

Category	Details
Lessee (corporate name)	Qxpress Inc.
Lessee’s Representative	Kim Young-seon, Representative Director
Floors	2nd and 3rd floors
Applicable Area	Warehouse: 19,412.63 m2 (5,872.32 pyeong), north side of the 3rd floor Office: 844.57 m2 (255.48 pyeong), north side of the 2nd floor
Lease Deposit	KRW 1,296,790,560 (one billion two hundred ninety-six million seven hundred ninety thousand five hundred sixty won) An amount equivalent to approximately 6 months’ rent
Monthly Rent	KRW 216,131,760 (two hundred sixteen million one hundred thirty-one thousand seven hundred sixty won), VAT separate Warehouse: KRW 35,500 per pyeong; Office: KRW 30,000 per pyeong, VAT separate
Monthly Management Fee	KRW 12,255,600 (twelve million two hundred fifty-five thousand six hundred won), VAT separate Warehouse and office: KRW 2,000 per pyeong, VAT separate
Utility Charges	Charged at actual cost
Lease Term	From September 1, 2021 to August 31, 2028 (84 months)
Escalation Condition	Rent/management fee increases by 2% every 12 months from the commencement date
Fit-out (Move-in Construction) Period	2 months prior to the commencement date (from July 1, 2021 to August 31, 2021) (Rent exempted; however, management fee and utility charges are charged)
Rent-Free Period	5 months from the commencement date (from September 1, 2021 to January 31, 2022) (Rent exempted; however, management fee and utility charges are charged)
Other	- Total utility charges on the 3rd floor to be borne pro rata by area together with other lessees on the 3rd floor
- KRW 1,000,000,000 in Lessor’s construction cost support in connection with the 3rd-floor warehouse facility construction

LEASE AGREEMENT

This Lease Agreement (hereinafter the “Lease Agreement”) is entered into on June 4, 2021 (hereinafter the “Execution Date of this Lease Agreement”) by and between the following parties.

Lessor: Sky Logis Private Real Estate Investment Company (hereinafter the “Lessor”) 14th Floor, Sewoo Building, 115 Yeouigongwon-ro, Yeongdeungpo-gu, Seoul (Yeouido-dong)

Lessee: Qxpress Inc. (hereinafter the “Lessee”) 7th Floor, 463 Gangseo-ro, Gangseo-gu, Seoul (Magok-dong, Saessak Tower)

PREAMBLE

a.	The Lessor intends to lease to the Lessee the real property specified in Article 1 of this (hereinafter the “Leased Property”) in accordance with the terms and conditions of this Lease Agreement, and the Lessee intends to lease the Leased Property from the Lessor.

b.	In this Lease Agreement, the Lessor and the Lessee are collectively referred to as the “Parties” or the “Parties hereto”.

NOW, THEREFORE, the Parties agree as follows.

- TERMS -

Article 1 [Description and Purpose of Use of the Leased Property]

(1)	The Lessor shall lease to the Lessee the Leased Property described below in accordance with the terms and conditions of this Lease Agreement, and the Lessee shall lease the same from the Lessor.

Location	1328-1 Unbuk-dong, Jung-gu, Incheon
Building Name	Arenas Yeongjong Logistics Center
Position	Part of the 2nd and 3rd floors of the building (refer to the drawings)
Warehouse Leased Area (including common area)	19,412.63 m2 (5,872.32 pyeong) Purpose of Use: Warehouse
Office Leased Area (including common area)	844.57 m2 (255.48 pyeong) Purpose of Use: Office

(2)	The Lessee shall use the Leased Property for purposes permitted under applicable laws and regulations, including the Act on the Development and Operation of Logistics Facilities (hereinafter the “Logistics Facilities Act”), and shall comply with the Logistics Facilities Act, its Enforcement Decree and Enforcement Rules, and other applicable laws and regulations (including various administrative restrictions such as urban planning applicable to the Leased Property or the land on which it is located) (collectively, hereinafter the “Applicable Laws, etc.”).

(3)	The drawings of the Leased Property are as follows.

Article 2 [Lease Term, etc.]

(1)	The term of this Lease Agreement (hereinafter the “Lease Term”) shall run from September 1, 2021, the commencement date (hereinafter the “Commencement Date”), to August 31, 2028 (hereinafter the “Expiration Date”) (a total of 84 months).

(2)	If the Parties agree in writing by mutual notice to extend this Lease Agreement up to 3 months prior to the Expiration Date under Paragraph (1) of this Article (to be specific, by May 31, 2028), this Lease Agreement shall be extended for 60 months from the Expiration Date, and any increase in the lease deposit, rent and management fee for the extended term shall be governed by the terms of Article 8 of this Lease Agreement.

Article 3 [Lease Deposit]

(1)	The lease deposit under this Lease Agreement shall be KRW 1,296,790,560 (one billion two hundred ninety-six million seven hundred ninety thousand five hundred sixty won), an amount equivalent to the total of 6 months’ monthly rent, and shall be transferred to the account designated by the Lessor on the schedule set forth below. This lease deposit is intended to secure all claims of the Lessor, including all monetary claims under this Lease Agreement, and the Lessee may not arbitrarily set it off against any obligations of the Lessor such as the monetary payment obligations under this Lease Agreement. In addition, upon return of the lease deposit, only the principal of the lease deposit shall be returned, and any interest accrued shall belong to the Lessor.

Category	Amount	Payment Due Date
Down Payment	KRW 648,395,280 (six hundred forty-eight million three hundred ninety-five thousand two hundred eighty won)	June 4, 2021 (Execution Date)
Balance	KRW 648,395,280 (six hundred forty-eight million three hundred ninety-five thousand two hundred eighty won)	July 1, 2021 (Fit-out Commencement Date)
Total	KRW 1,296,790,560 (one billion two hundred ninety-six million seven hundred ninety thousand five hundred sixty won)

(2)	If the Lessee fails to pay the Lessor within the payment deadline the rent, management fee, or other expenses payable under this Lease Agreement, the Lessor may, after giving notice to the Lessee, deduct such amounts from the lease deposit and apply them to the unpaid amounts. In such case, the Lessor shall notify the Lessee in writing of the details of such deduction and application, and the Lessee shall replenish the lease deposit with an amount equal to the deducted amount stated in the Lessor’s notice within 10 business days from the date of receipt of such notice.

(3)	The Lessee may not substitute payment of rent, management fee, or other expenses with the lease deposit, and may not assign the claim for return of the lease deposit to any third party or provide it as security by way of pledge or otherwise.

(4)	When this Lease Agreement terminates for any reason, including expiration of the Lease Term or cancellation, the Lessor shall return the lease deposit to the Lessee within 10 business days from the date on which the Lessee restores the Leased Property to its original condition and surrenders it to the Lessor pursuant to Article 23 of this Lease Agreement. However, if there remain any expenses or obligations (including all obligations such as damages) to be borne by the Lessee under this Lease Agreement, the Lessor may deduct all or part of such amounts from the lease deposit; and if, after applying the lease deposit to such expenses and obligations, any expenses and obligations of the Lessee still remain, the Lessor may demand that the Lessee perform such remaining obligations. In addition, if there exists any provisional seizure, seizure, provisional disposition, or similar legal measure that prevents the return of the lease deposit to the Lessee, or any similar cause, the Lessor may withhold return of the lease deposit until such cause is resolved.

(5)	After receiving the full lease deposit, the Lessor shall, upon the Lessee’s request, accept the creation of a pledge over the lease deposit and actively cooperate with all related procedures. All expenses arising from the creation and cancellation of the pledge shall be borne by the Lessee.

Article 4 [Rent]

(1)	The Lessee shall pay the Lessor monthly rent of KRW 216,131,760 (calculated as KRW 35,500 per pyeong for the warehouse and KRW 30,000 per pyeong for the office of the Leased Property, including the common area) each month from September 1, 2021 to August 31, 2028. Value-added tax shall be separate.

(2)	The Lessor shall provide the fit-out (move-in construction) period and 5 months from the Commencement Date (a total of 7 months) as a rent-free period. However, the Lessee shall bear the management fee and utility charges even during this period.

(3)	The rent shall be increased as provided in Article 8 below.

Article 5 [Management Fee, Utility Charges, etc.]

(1)	The Lessee shall pay the Lessor a monthly management fee for the Leased Property of KRW 12,255,600 (calculated as KRW 2,000 per pyeong of the Leased Property, including the common area) each month. Value-added tax shall be separate.

(2)	Separately from the management fee under Paragraph (1) of this Article, the Lessee shall bear at actual cost the following [collectively, the (1), (2) and (3) below being referred to as “utility charges”]: (1) where the Lessee installs, as necessary, facilities requiring power consumption such as logistics sorting equipment, air conditioners, constant temperature and humidity units, and IT equipment, the costs necessary for installing meters and the power consumption costs of such facilities; (2) costs arising from the use of electricity, water, heating, cooling, gas, etc. incurred at the Leased Property (including costs incurred in the exclusive-use portion, and costs incurred in the common-use portion of the building to which the Leased Property belongs, which are allocated to the Lessee in proportion to the common area; VAT separate); and (3) all utility charges such as water and sewage charges, electricity charges, and city gas usage charges arising from the fit-out construction.

(3)	The Lessee shall bear the management fee from July 1, 2021, the commencement date of the fit-out period. In addition, the Lessee shall bear the utility charges arising in connection with Paragraph (2) of this Article from the commencement date of the fit-out period.

Article 6 [Lessor’s Facility Support, etc.]

(1)	With respect to the costs necessary for installing the items in #Attachment 1, item 2 “Supported Facility Cost” (hereinafter the “Supported Facility Cost Items”), the Lessor shall pay the Lessee KRW 1,000,000,000 (hereinafter the “Supported Facility Cost”) in cash on September 1, 2021, and any cost exceeding the Supported Facility Cost shall be borne by the Lessee.

The Supported Facility Cost shall be paid to the account below.

Account Holder	Bank	Account Number
Qxpress Inc.	Woori Bank	1005-801-565153

(2)	If this Lease Agreement terminates for any reason, including cancellation or expiration of the term, whether or not the Lessee restores the Supported Facility Cost Items to their original condition shall be determined at the Lessor’s discretion, and the Lessee shall, regardless of whether the Supported Facility Cost Items are restored to their original condition, waive all property rights therein, including ownership, and the exercise thereof, as of the termination date of this Lease Agreement.

(3)	Matters other than the Supported Facility Cost Items under this Article shall be governed by Article 17.

Article 7 [Method of Payment of Rent, Management Fee and Utility Charges]

(1)	The Lessor shall, in accordance with Article 4 and Article 5 Paragraph (1), settle the one-month rent and management fee for the period from the 1st to the last day of each month by the 25th of the relevant month, and shall bill the Lessee together with a tax invoice and other related documents, and the Lessee shall pay by the last day of the relevant month. However, if the payment date falls on a bank holiday, the preceding bank business day shall be the payment date.

(2)	The Lessor shall bill the Lessee for the utility charges under Article 5 Paragraph (2) by the 25th of the following month, together with a tax invoice and other related documents, and the Lessee shall, after verification, deposit the same into the designated account under Paragraph (4) of this Article by the last day of the following month; if the Lessee pays by any other method, the Lessee may not assert its effectiveness against the Lessor unless the Lessor otherwise agrees (if the payment date falls on a bank holiday, the next bank business day shall apply). However, if there are utility charges billed directly in the name of the Lessee, the Lessee shall pay such charges directly.

(3)	Where the Lease Term commences or terminates in the middle of a month, the rent and management fee shall be calculated on a daily pro rata basis according to the number of days, and the utility charges shall be charged according to actual usage; for costs that cannot be calculated up to the surrender date upon termination of this Lease Agreement, they shall be settled on a daily pro rata basis based on the related costs charged in the preceding month.

(4)	The Lessee shall deposit into the designated account below all amounts payable to the Lessor under Article 4, Article 5, Article 9, and otherwise under this Lease Agreement, excluding the proviso of Paragraph (2) of this Article and Paragraph (5); if the Lessee pays by any other method, the Lessee may not assert its effectiveness against the Lessor unless the Lessor agrees. Any transfer fees arising from payment shall be borne by the Lessee.

Account Holder	Bank	Account Number
Sky Logis Private Real Estate Investment Company	KB Kookmin Bank	058701-01-016277

(5)	Where the lease deposit is paid pursuant to Article 3 of this Lease Agreement, it shall be deposited into the lease deposit account below. Any transfer fees arising from payment shall be borne by the Lessee.

Account Holder	Bank	Account Number
Sky Logis Private Real Estate Investment Company	KB Kookmin Bank	058701-01-016280

Article 8 [Adjustment of Lease Deposit, Rent and Management Fee]

(1)	The rent under Article 4 and the management fee under Article 5 Paragraph (1) of this Lease Agreement shall increase by 2% every 12 months from the Commencement Date.

(2)	Paragraph (1) of this Article shall also apply where the Lease Term is extended pursuant to Article 2 of this Lease Agreement.

Article 9 [Calculation of Rent and Management Fee and Late-Payment Damages]

(1)	Except as otherwise provided in this Lease Agreement, even where the Lessor has delivered the Leased Property but the Lessee is not actually using the Leased Property, the Lessee’s obligation to pay rent, management fee, etc. shall not be exempted.

(2)	If the Lessee delays performance of any monetary payment obligation to the Lessor, such as the lease deposit and rent, the Lessee shall pay the Lessor late-payment damages on the delayed amount at the annual rate of 10%. If the Lessee delays performance of monetary payment obligations such as rent and the Lessor applies the lease deposit thereto, the Lessee shall immediately replenish the shortfall of the lease deposit. Where the Lessor applies the lease deposit to the Lessee’s unperformed monetary payment obligations, late-payment damages shall apply for the period from the date of application until the date on which replenishment of the lease deposit is completed, and late-payment damages under this Paragraph shall also accrue on the un-replenished lease deposit for any period during which the Lessee has not replenished the lease deposit.

(3)	For the purpose of collecting overdue rent, management fee, etc., the Lessor may, within the limits permitted by law, restrict the Lessee’s use of public facilities within the building, or restrict the use of other facilities such as by suspending the supply of heating, cooling, electricity, water, etc. However, before taking such measures restricting the use of public facilities or suspending supply, the Lessor shall notify the Lessee in writing in advance of the planned fact of such measures.

(4)	Amounts paid by the Lessee shall be applied in the following order: overdue expenses (meaning amounts for all items other than the items listed hereafter), late-payment damages, management fee, utility charges, rent, and lease deposit (where applied pursuant to Paragraph (2)).

(5)	The late-payment damages set forth in this Article shall apply, even after this Lease Agreement is cancelled or terminated by expiration of the Lease Term, etc., to delays in all monetary payment obligations such as the lease deposit, rent, management fee, utility charges, parking fees, damages for delayed surrender, and damages for early termination, until fully paid.

Article 10 [Use of Parking Lot]

The Lessee may park vehicles at the loading dock corresponding to the leased space on the 3rd floor.

Article 11 [Assignment and Sublease]

The Lessee may not, without the prior written consent of the Lessor, assign to any third party the rights (including the claim for return of the lease deposit), obligations, or contractual status under this Lease Agreement, or engage in any disposal such as the creation of a pledge.

Article 12 [Duty to Notify]

The Lessee shall, without delay, notify the Lessor in writing, attaching the necessary documents, if any of the following events occurs.

1.	Where its address, trade name, or representative has changed

2.	Any material change in its business purpose or other matters registered in the commercial registry

Article 13 [Method of Notice]

All notices required or permitted under this Lease Agreement shall be made in writing and shall be delivered to the party at the address below by (i) direct delivery or (ii) prepaid registered mail.

Lessor
Address	11th Floor, CCMM Building, 101 Yeouigongwon-ro, Yeongdeungpo-gu, Seoul
Telephone	02-6959-2124
Fax	02-780-7304
Representative (Contact)	Song Seon-ho, Managing Director, Logistics Part, Development & Investment Division
Lessee
Address	7th Floor, 463 Gangseo-ro, Gangseo-gu, Seoul (Magok-dong, Saessak Tower)
Telephone	02-2620-1193
Fax	02-2661-1660
Representative (Contact)	Seo Jin-gi, Manager, Management Support Team

A notice by direct delivery shall be deemed delivered upon handover, and a notice by prepaid registered mail shall be deemed delivered 3 days after the date of dispatch.

Article 14 [Protection of Property]

(1)	The Lessee shall manage and preserve its own property under its own responsibility, and the Lessor shall not be liable for damage to or loss of the Lessee’s property, except in cases arising from the willful misconduct or gross negligence of the Lessor and its employees or persons under its management.

(2)	The Lessor shall, at the Lessor’s expense, take out and maintain, for the Lease Term, fire or property insurance covering the risk of physical damage from disasters that may occur with respect to the Leased Property; and the Lessee shall, at the Lessee’s expense, take out and maintain, for the Lease Term, property insurance and liability insurance [adding, as additional insureds, the Lessor and the property management company (PM company) and facility management company (FM company) of the Leased Property entrusted with asset management duties by the Lessor, and including a waiver-of-subrogation clause] covering the risk of loss and damage, including physical damage and bodily injury, arising from the acts, omissions, or defaults of the Lessee with respect to all fittings, goods, portable items, inventory, equipment owned or possessed by the Lessee and items stored at the Leased Property. In the event of an insured event, the Lessee shall provide the Lessor with documents evidencing valid insurance coverage, and shall, upon the Lessor’s request, cooperate in providing documents evidencing valid insurance coverage to third parties such as victims of the insured event.

(3)	The Lessor shall not be liable to indemnify the Lessee for property loss or loss of profits arising from the Lessee’s physical accident, unless it results from the Lessor’s willful misconduct or gross negligence (such as a fire caused by problems such as a defect in the building itself or a defect in firefighting facilities); and the liability for damages shall be limited to the ordinary scope, and the Lessor shall not be liable for high-value items, etc. that are generally difficult to foresee.

Article 15 [Prohibited Matters]

The Lessee shall not engage in any of the following acts within the Leased Property.

1.	Installing signs, advertisements, etc. that cause discomfort to the public or obstruct common facilities, or leaving goods, etc. unattended

2.	Bringing in or storing explosives or other hazardous substances, or items harmful to the human body, that cause discomfort or risk damaging property

3.	Raising animals other than ornamental fish, or other acts that other lessees would avoid, object to, or find offensive

4.	Installing residential facilities and dwelling or lodging therein, or using the Leased Property for purposes other than the purpose of use under this Lease Agreement

5.	Handling, storing, or selling illicit foreign goods designated by the authorities within the Leased Property

6.	Installing vending machines or selling alcoholic beverages without the Lessor’s consent

7.	Any manufacturing, business, or sales acts that violate the law

8.	Acts that interfere with the normal management and maintenance of the building

9.	Other business acts contrary to the purpose of this Lease Agreement

10.	Using charcoal, coal, petroleum, LPG gas, or other fuel other than what is supplied or approved by the Lessor

Article 16 [Taxes and Public Charges, etc.]

(1)	The value-added tax arising under this Lease Agreement shall be borne by the Lessee. However, the value-added tax on the deemed rent on the lease deposit shall be borne by the Lessor.

(2)	All taxes and charges imposed on facilities or fixtures installed at the Lessee’s request shall be borne by the Lessee.

(3)	Among the amounts borne by the Lessee under Paragraphs (1) and (2) of this Article, those imposed in the name of the Lessee shall be paid directly at the Lessee’s expense, and those imposed in the name of the Lessor shall be paid to the Lessor by no later than 5 business days before the payment due date stated on the relevant bill.

Article 17 [Addition or Alteration of Facilities within the Leased Property, etc.]

(1)	Where the Lessee intends to add, alter, remove, or improve facilities within the Leased Property, including any of the following acts, it shall obtain the Lessor’s prior written consent, attaching drawings and specifications, and the costs shall be borne by the Lessee. Even where approved by the Lessor, if an administrative disposition (fine, penalty, indemnity, taxes and public charges, etc.) is imposed on the Lessor due to the Lessee’s cause, such as a violation of construction, firefighting, electrical, environmental, or other related laws, the Lessee shall be responsible for and bear the same, and the obligation to restore to the original condition shall also rest with the Lessee. In addition, in order to maintain the uniformity of the building, the Lessor or the manager designated by the Lessor may direct and supervise the construction. Where a violation of construction, firefighting, electrical, environmental, or other related laws occurs due to gross negligence in the direction and supervision by the manager designated by the Lessor, the Lessee’s liability for damages arising from the administrative disposition due to such violation may not be claimed. Notwithstanding any other provisions of this Lease Agreement, where the Lessee intends to add, alter, remove, or improve facilities within the Leased Property, it shall comply with Article 26 Paragraph (4) of this Lease Agreement.

1.	Installation or alteration of interior decoration, partitions, or advertisements within the Leased Property. However, this must not violate applicable laws and regulations; and if, in connection therewith, the Lessor is subjected by the relevant authorities to the imposition of fines or other penalties and orders for compulsory removal, thereby causing damage or burden to the Lessor or a third party, the Lessee shall resolve the same at the Lessee’s responsibility and expense. If the Lessee, despite the relevant authorities’ order for compulsory removal, does not commence removal within 20 days or does not perform within the period required by the relevant authorities, the Lessor may at its discretion remove the relevant installation and bill the removal cost to the Lessee.

2.	Newly installing, extending, relocating, or altering high-voltage/low-voltage power other than the existing supply, telephone installation, water supply and drainage, and other facilities

3.	Installing or altering constant temperature and humidity units and ancillary facilities for the operation of a computer room within the Leased Property

4.	Other installations or alterations that may have a substantial effect on the structure or safety of the Leased Property

(2)	If the Lessee fails to perform the restoration obligation or fails to restore to the original condition in accordance with the standard under Article 23 Paragraph (2) of this Lease Agreement, the Lessor may, pursuant to Article 3 of this Lease Agreement, deduct the restoration cost from the lease deposit held by the Lessor, and may claim damages against the Lessee for any shortfall.

(3)	Where, due to the Lessee’s business activities or the acts under Paragraph (1) of this Article and the facilities installed as a result thereof, taxes and public charges payable by the Lessor arise or various insurance premiums increase, the amount so arising and the increased amount shall be borne by the Lessee. However, the Lessor shall provide the Lessee with sufficient information regarding the insurance taken out by the Lessor and the reasons for the increase in insurance premiums.

(4)	The Lessee may not use fuel for heating and cooling other than that supplied by the Lessor, and may not use heating appliances (including heating/cooling devices) for which approval has not been obtained; and may not bring in, store, or distribute explosives or other hazardous objects, items causing environmental pollution, or substances that violate the law. The Lessee shall be fully liable for any fire or accident arising therefrom.

(5)	The Lessor shall secure 420 kW of electric power for the Lessee’s use. Where the Lessor performs construction to secure this, all costs shall be borne by the Lessor. Restoration to the original condition with respect thereto shall be governed by Article 6.

Article 18 [Repairs]

(1)	The Lessor shall bear the obligation to repair the structural parts of the building, such as walls, ceilings, and columns of the Leased Property, and heating/cooling facilities and other facilities installed by the Lessor (however, excluding facilities installed by the Lessor pursuant to Article 6). However, repair costs made necessary by the willful misconduct or negligence of the Lessee shall be borne by the Lessee, and repair costs for facilities installed by the Lessee and facilities installed by the Lessor pursuant to Article 6 of this Lease Agreement shall also be borne by the Lessee.

(2)	If the Lessee discovers a place requiring repair under Paragraph (1) of this Article, it shall immediately notify the Lessor; and even where the Lessee repairs at its own expense and responsibility pursuant to the proviso of Paragraph (1), it shall consult with the Lessor in advance.

(3)	Where the Lessee neglects the repair obligation under this Article and the Lessor deems it unavoidable for the maintenance and preservation of the building, the Lessor may perform the necessary repairs or measures and bill the actual cost thereof to the Lessee, and the Lessee shall pay the same.

Article 19 [Right of Inspection and Right of Access]

(1)	Where the Lessor needs to enter the Leased Property for the management of the building, such as preservation of the building and operation, inspection, fire prevention, crime prevention, sanitation, and relief of the various facilities, the Lessor may request the Lessee in advance and enter, and the Lessee shall comply unless there is a special reason. In addition, where the Lessor determines that a danger has arisen or is likely to arise at the Leased Property, it may request the Lessee to rectify the same, and the Lessee shall, at the Lessor’s request, take the necessary measures without delay. However, where immediate measures are impossible, the Lessee shall, within 10 business days from the date of receipt of the Lessor’s rectification request, submit a rectification plan prepared in content and form satisfactory to the Lessor, and shall carry out the measures according to the Lessor’s rectification request in accordance with the rectification plan.

(2)	Where an emergency arises in which there is no time to obtain the Lessee’s prior consent for building management, the Lessor may enter the Leased Property even in the Lessee’s absence to respond to such situation, and shall notify the Lessee thereof afterward.

Article 20 [Damages and Exemptions of the Lessor and the Lessee]

(1)	The Lessee shall manage the Leased Property and items borrowed from the Lessor with the due care of a good manager. Except to the extent the Lessor bears the repair and management responsibility under Article 18, the Lessee shall manage and repair the Leased Property.

(2)	Where damage is caused to the Lessor or a third party by the willful misconduct or negligence of the Lessee or the Lessee’s employees, customers, or visitors, the Lessee shall notify the Lessor without delay, and shall immediately compensate for or restore the damage caused to the Lessor or the third party. In addition, where the Lessee and persons under the Lessee’s management or the Lessee’s visitors, etc. suffer damage due to an accident occurring at the Leased Property, the liability for such damage shall be borne entirely by the Lessee, and the Lessee shall also bear all costs of any litigation procedures brought by the victim, and shall hold the Lessor harmless in connection therewith.

(3)	Where the Lessee suffers loss or damage due to the acts of another lessee or a third party within the building, the Lessee may not claim against the Lessor for compensation for such damage or loss.

(4)	The amount of damage under Paragraph (3) of this Article shall, in principle, be determined by mutual consultation based on the market price at the time of compensation; if no agreement is reached, it shall be governed by the court’s decision.

(5)	The Lessee may not assert against the Lessor and other third parties any key money (premium), business rights, or other similar rights in the facilities installed by the Lessee, and the Lessor shall be exempted therefrom in all cases.

(6)	The Lessor shall not be liable for damage suffered by the Lessee or a third party due to legally irresistible causes such as earthquake, storm and flood, war, and riot, or where the Lessor temporarily suspends the provision of services within the building or suspends the use of common areas/facilities within a reasonable scope in order to carry out repairs and remodeling necessary for the preservation of the Leased Property, or for other causes not attributable to the Lessor.

(7)	When the Lessor conveys an instruction from a relevant authority for implementation, the Lessee shall comply, and the Lessee shall use all facilities in accordance with all related laws and regulations applicable to maintenance, repair, and management, such as the Building Act and the Act on the Installation, Maintenance, and Safety Control of Firefighting Systems, and shall comply with and manage inspections of the state of preservation, sanitation, firefighting, crime prevention, and other statutory obligations.

(8)	The Lessee shall carry out the fit-out construction under its own responsibility, and shall comply with all matters under this Lease Agreement even during the fit-out period (however, excluding the obligation to pay rent), and shall be responsible for and resolve all accidents, third-party complaints, and damage to third parties or the Lessor arising in connection with the fit-out construction.

Article 21 [Change of the Lessor and the Lessee]

(1)	Where the Lessor transfers the Leased Property under Article 1 to a third party (hereinafter the “Transferee”), the Lessor shall cause the Transferee to succeed to the position of the Lessor for the remaining Lease Term under the same conditions as this Lease Agreement. In such case, the Lessor shall give the Lessee prior written notice of the transfer of the Leased Property, and a Lessee that has received such written notice shall be deemed to have consented to the transfer.

(2)	Pursuant to this Article, where the Lessor’s position under this Lease Agreement is transferred to the Transferee, the Lessee may not cancel this Lease Agreement on such ground, and the Lessee shall bear obligations and assert rights under this Lease Agreement only against the Transferee, and the Lessor shall be released from all obligations it owed to the Lessee under this Lease Agreement (including the obligation to return the lease deposit; provided that the Lessor’s rights and obligations already accrued before the succession date, or the Lessor’s obligation to indemnify arising after the succession date due to a violation of this Lease Agreement, and other matters excluded by the Lessor from the object of transfer, shall not be succeeded to by the Transferee). For the transfer of the Lease Agreement under this Article, the Lessee shall prepare and submit a consent to succession of lease in the form requested by the Lessor or the Transferee.

Article 22 [Lessor’s Right of Cancellation and Damages, etc.]

(1)	Where the Lessee commits any of the following acts, the Lessor may, without demand, immediately cancel this Lease Agreement by written notice and demand surrender of the Leased Property, and may take necessary legal procedures.

1.	When the Lessee delays payment of the prescribed lease deposit, rent, management fee, or other expenses, and the overdue amount reaches an amount equal to 3 months’ rent;

2.	When the claim for return of the lease deposit becomes the object of a pledge or other security;

3.	When bankruptcy or insolvency of the Lessee, or related voluntary or involuntary insolvency or reorganization proceedings, commence;

4.	When a promissory note or check issued by the Lessee is dishonored;

5.	When the Lessee suspends business voluntarily or involuntarily (including administrative disposition by an administrative authority) or resolves to dissolve;

6.	When the Lessee transfers or intends to transfer the claim for return of the lease deposit for the benefit of a creditor;

7.	When a suspension of payment or state of insolvency prescribed under the Debtor Rehabilitation and Bankruptcy Act arises with respect to the Lessee;

8.	When a seizure is executed on material property of the Lessee and the seizure is not released within 30 days;

9.	When any financial or credit problem arises that is reasonably determined to make performance of this Lease Agreement difficult for the Lessee;

10.	In addition to those specified in the preceding items, when the Lessee violates an obligation under this Lease Agreement and fails to cure the violation within 30 days from the date of receipt of a notice of violation from the Lessor

(2)	Except for the causes explicitly provided in this Lease Agreement, the Lessor and the Lessee may not terminate this Lease Agreement prematurely during the period from the Execution Date to the Expiration Date; and where this Lease Agreement is cancelled due to causes attributable to the Lessee after the Execution Date, the Lessee shall pay the Lessor, as a penalty, an amount equivalent to the rent for the remaining Lease Term and the rent exempted after the Execution Date (i.e., including the fit-out period).

Article 23 [Restoration to Original Condition and Surrender]

(1)	When this Lease Agreement terminates for any reason, including cancellation or expiration of the term, the Lessee shall remove the Lessee’s own property and surrender the entire Leased Property.

(2)	The Lessee shall, at the Lessee’s expense, complete restoration work with respect to all interior facilities, partitions, interior and exterior finishes, carpets, ceiling decks, and other installed or altered portions, based on the standard-floor (typical-floor) completion drawings separately attached to this Lease Agreement and photographs taken before the commencement of the fit-out construction (to a level at which the Lessor can immediately lease it without additional cost), and shall obtain the Lessor’s confirmation and approval; and where there are costs required for the inspection, etc. confirming the restoration work, the Lessor and the Lessee shall bear them equally. Meanwhile, the Lessee may not claim against the Lessor reimbursement of necessary expenses, beneficial expenses, or any other costs incurred in the repair, remodeling, addition, or alteration of facilities of the Leased Property. However, the Lessor may, at the Lessor’s discretion, exempt all or part of the restoration obligation, and the ownership of the exempted portion shall belong to the Lessor.

(3)	The Lessee shall complete restoration to the original condition and removal of the Lessee’s own property by the termination date or cancellation date of this Lease Agreement; and if restoration to the original condition and removal of the Lessee’s own property are not completed within 30 days from the termination date or cancellation date of this Lease Agreement, the Lessor may, with respect to the Lessee’s facilities, goods, etc. within the Leased Property, move the Lessee’s own property to a certain warehouse or place together with restoration measures. In such case, the reasonable costs of restoration, transportation, storage, etc. shall be borne by the Lessee, and the Lessor may deduct such costs from the lease deposit.

(4)	Where the Lessee does not retrieve the stored property under Paragraph (3) of this Article for 30 days or more, the Lessor may, after demand for a certain period, dispose of the property at its discretion by a reasonable method, and the Lessor may preferentially apply the proceeds of such disposal to the satisfaction of the Lessee’s obligations to the Lessor; in such case, the proceeds of such disposal shall be deducted from the Lessee’s unpaid obligations.

(5)	Where the Lessee has failed to remove the Lessee’s belongings and property, or has failed to restore the Leased Property to its original condition and surrender it, the Lessee shall pay the Lessor, as damages, the aggregate of (i) an amount equivalent to the monthly rent and management fee (including utility charges, where incurred, and the same shall apply in this Paragraph) and (ii) an amount equivalent to late-payment damages at the annual rate of 10% on the amount equivalent to such monthly rent and management fee, for the period reckoned from the date on which this Lease Agreement terminates or is cancelled until the date on which surrender and restoration to the original condition are actually completed.

(6)	Where this Lease Agreement terminates or is cancelled during the Lessee’s absence and, despite reasonable efforts, the whereabouts of the Lessee cannot be ascertained, the Lessor may recover possession of the Leased Property and move the Lessee’s property and belongings to a place where they can be stored. If the Lessee fails to sufficiently perform its obligations under this Lease Agreement and takes no demand or measure regarding the disposal and handling of such belongings within 3 months after this Lease Agreement terminates or is cancelled, the Lessor may sell the Lessee’s property and belongings by an auction method reasonably determined, and the Lessor may apply the sale proceeds to satisfy its claims against the Lessee, including all costs related to the sale.

Article 24 [Entire Agreement]

This Lease Agreement constitutes the entire agreement between the Parties, and where any contracts, understandings, statements, or agreements made in writing or orally prior to this Lease Agreement (hereinafter “prior agreements, etc.”) are inconsistent with this Lease Agreement, this Lease Agreement shall supersede such prior agreements, etc.

Article 25 [Management Rules]

The Lessor or the manager may establish, implement, and amend or repeal a facility use manual for efficient building management, which shall be deemed a part of this Lease Agreement.

Article 26 [Green Lease Requirements]

(1)	The Parties shall each endeavor to (A) improve the environmental performance of the Leased Property and/or the building to which the Leased Property belongs, and (B) cooperate with each other to establish an appropriate plan for improving the environmental performance of the Leased Property and the building. Here, “environmental performance” means all (a) energy consumption, (b) water consumption and discharge, (c) generation and management of waste, (d) generation and emission of greenhouse gases, and (e) other negative environmental impacts arising from the use or benefit of the Leased Property and/or the building; “improvement of environmental performance” means, in relation to the use or benefit of the Leased Property and/or the building, (i) reduction or improvement of energy consumption efficiency (including selection of alternative energy sources with lower environmental impact), (ii) reduction of greenhouse gas generation and/or emission, (iii) reduction of water consumption or discharge or improvement of efficiency, (iv) reduction of waste generation, (v) improvement of the rate or efficiency of waste recycling or resource reuse, and (vi) reduction of other negative environmental impacts; and “environmental performance data” means data relating to energy consumption, water consumption and discharge, and waste generation and recycling in relation to the Leased Property and/or the building.

(2)	The Parties shall share the environmental performance data they hold. The environmental performance data shall be shared regularly, at least once per quarter, with the other party, the building manager, and third parties agreed upon by the Lessor and the Lessee. Except where required to be disclosed by law, the Lessor and the Lessee shall keep the environmental performance data shared under this Paragraph confidential and shall use such data only for the purpose of (i) inspecting and improving environmental performance or (ii) measuring environmental performance.

(3)	The Lessor may install within the Leased Property equipment (metering devices, submeters, check meters, or other equipment) to measure the supply volume of gas, electricity, or other energy or utility services supplied to the Leased Property, and for this purpose, the Lessor and/or its agent may enter the Leased Property at a reasonable time (accompanied by technicians, subcontractors, and necessary equipment) and carry out the installation work of such equipment. However, such right of the Lessor is conditioned upon (i) the Lessor giving the Lessee prior notice of such entry within a reasonable period and by a reasonable method, (ii) the installation of such equipment not having a material adverse effect on the Lessee’s use and benefit of the Leased Property, and (ii) the Lessor promptly repairing at its own expense any damage caused to the Leased Property by the installation of such equipment.

(4)	Where the Lessee intends to alter, remove, or improve the Leased Property or facilities, equipment, etc. installed within the Leased Property, the Lessee shall (i) give the Lessor prior written notice within a reasonable period so that the Lessor can assess whether such alteration, etc. may have a negative effect on environmental performance and/or the LEED Silver certification, and at the same time provide sufficient information relating thereto, and (ii) accept reasonable alternatives proposed by the Lessor to minimize potential negative effects on the Leased Property and/or the building resulting from such alteration, etc.

(5)	The Lessee shall cooperate to the extent reasonably necessary for the Lessor to obtain and/or renew the LEED Silver certification of the Leased Property or the building, including providing the Lessor with copies of drawings owned by the Lessee or other information, and shall provide or make available, to the extent reasonably necessary, the information requested by the energy assessor appointed by the Lessor in connection with the inspection of the Leased Property for the preparation of the LEED Silver certification application (including renewal) of the Leased Property and/or the building.

Article 27 [Matters Not Provided]

(1)	Where there are matters not provided in this Lease Agreement, or where there is any objection, they shall be determined by good-faith consultation between the Lessor and the Lessee in accordance with the laws and regulations of the Republic of Korea and general leasing customs.

(2)	Where required by the Applicable Laws, etc., the Lessor may require the Lessee to comply with the relevant requirements, and the Lessor shall not bear any separate liability with respect thereto.

Article 28 [Standard for Interpretation of the Agreement]

Where a Korean-language version and a foreign-language version of this Lease Agreement are prepared together, in the event of any question or dispute concerning the contents of this Lease Agreement, the Korean-language version shall prevail.

Article 29 [Agreed Jurisdiction]

The Seoul Central District Court shall be the court of agreed jurisdiction for litigation concerning this Lease Agreement.

(The remainder of this space is intentionally left blank for the signatures and seals below.)

Having entered into this Lease Agreement on the date first written above, and in order to evidence that this Lease Agreement has been duly executed, two counterparts of this Lease Agreement have been prepared, and the Parties shall each sign and seal them and retain one counterpart each.

[#Attachment 1] Supported Facility Cost Standard - 1 copy.

Lessor

Trade Name: Sky Logis Private Real Estate Investment Company

Address: 14th Floor, Sewoo Building, 115 Yeouigongwon-ro, Yeongdeungpo-gu, Seoul (Yeouido-dong)

Name: Corporate Director, Igis Asset Management Co., Ltd. (seal)

Lessee

Trade Name: Qxpress Inc. (seal)

Address: 7th Floor, 463 Gangseo-ro, Gangseo-gu, Seoul (Magok-dong, Saessak Tower)

Name: Kim Young-seon, Representative Director (seal)

[#Attachment 1] - Supported Facility Cost Standard

1. [Purpose]

The purpose of this attachment is to agree upon the standard for the items such as the Lessor’s facility support under Article 6 of the Lease Agreement, pursuant to the Lease Agreement entered into between the Lessor and the Lessee dated June 4, 2021.

2. [Supported Facility Cost Items]

The limit borne or paid by the Lessor shall be KRW 1,000,000,000, and any cost exceeding this shall be borne by the Lessee.

Item	Quantity	Unit Price (KRW)	Amount (KRW)
Cross-conveyor	1	2,600,000,000	2,600,000,000
Pallet rack and multi-level light rack	1	754,000,000	754,000,000
Mega fan (eco cooling fan)	24	10,000,000	240,000,000
Automatic wrapping machine	5	12,000,000	60,000,000
Far-infrared heater	10	1,180,000	11,800,000
ADT Caps	1	10,000,000	10,000,000
Desktop Set	110	70,829,000	70,829,000
Wired scanner	200	190,000	38,000,000
Wireless scanner Set	300	463,000	138,900,000
Work table	100	500,000	50,000,000
Printer shelf	100	200,000	20,000,000
Roll container	500	400,000	200,000,000
Cargo transport roll container	50	400,000	20,000,000
Step ladder	4	500,000	2,000,000
CAS scale	70	330,000	23,100,000
TSC thermal printer	500	220,000	110,000,000
Flexible (jabara) conveyor	20	530,000	10,600,000
Ladder conveyor	3	300,000	900,000
Hand jack	10	220,000	2,200,000
Label separator	20	300,000	6,000,000
Logistics center siren/broadcasting equipment	1	4,880,000	4,880,000
Total			4,373,209,000

Other detailed matters shall be handled by agreement between the Lessor and the Lessee in accordance with commercial practice.